For Immediate Release	Exhibit 99.1
Monday, April 3, 2017

M&T BANK CORPORATION EXECUTIVES ASSUME NEW DUTIES

BUFFALO, NY—M&T Bank Corporation (NYSE:MTB)(“M&T”) announced today that the duties of former President Mark J. Czarnecki, who passed away in February, have been assumed by M&T Bank’s three Vice Chairmen, Richard S. Gold, René F. Jones and Kevin J. Pearson, effective immediately.

“At M&T we have succeeded, in part, by ensuring that our rising leaders gain diverse work, management and leadership experiences. This tradition was exemplified by our long-time President, Mark Czarnecki, whose own career was distinguished by wide-ranging assignments and ever-growing responsibilities,” said M&T Chairman and CEO, Robert G. Wilmers. “While it is difficult to replace Mark and restructure his duties, this necessary task is more manageable because we’re carrying on his career tradition, and because his responsibilities are being passed to strong and experienced leaders who have followed in Mark’s footsteps.”

Mr. Gold (56) will change and expand his role and responsibilities. He has been with M&T for 28 years, and worked in several business lines before being named Chief Risk Officer (CRO) in 2014. Now, after successfully leading the bank’s Risk Division, he will be moving on from the CRO role. Mr. Gold will assume responsibility for Retail Banking, Business Banking, Mortgage and Consumer Lending and Marketing, and he will also maintain his responsibility for the Legal Division.

The responsibilities of Mr. Jones (52) have been expanded. He has been with the bank for 25 years and has held a variety of leadership roles, including Chief Financial Officer for 11 years. In addition to maintaining his duties running Wilmington Trust and the Treasury Division, Mr. Jones will now also have responsibility for Human Resources and M&T’s Buffalo Promise Neighborhood initiative.

The duties of Mr. Pearson (55) have been increased. He has been with the bank for 28 years, and he devoted his time to building and enhancing the Commercial Banking and Credit Divisions across all of M&T’s geographies. In addition to maintaining his duties running the Commercial and Credit Divisions, Mr. Pearson will now have responsibility for the Technology and Banking Operations Division.

“With a combined total of more than 80 years of experience at M&T, Rich, René and Kevin are more than ready to assume greater responsibilities, a clear indication of the breadth of ability and depth of experience on our Management Group,” Mr. Wilmers said. “As they take on larger roles, our employees, customers and shareholders will see continuity in M&T’s overall vision because they have been an integral part of our growth and success over the years.”

Additionally, M&T announced that Neil Hosty (41), who is responsible for Retail Banking and

Business Banking, has been promoted to Executive Vice President. Mr. Hosty has been with M&T for six years, having spent 14 years with Allied Irish Banks, and has a strong track record of success in the Retail Banking, Business Banking and Private Banking business lines.

Also, M&T announced that John D’Angelo (54) has been promoted to Executive Vice President and named M&T’s new CRO. After running M&T’s Audit function for the past 11 years, Mr. D’Angelo will now assume responsibility for the Risk Division.

And, M&T announced that Julie Urban (45) has been promoted to Senior Vice President and named the new General Auditor. Ms. Urban has more than 14 years of auditing experience and brings deep expertise to this role.

ABOUT M&T:

M&T is a financial holding company headquartered in Buffalo, New York. M&T’s principal banking subsidiary, M&T Bank, operates banking offices in New York, Maryland, New Jersey, Pennsylvania, Delaware, Connecticut, Virginia, West Virginia and the District of Columbia. Trust-related services are provided by M&T’s Wilmington Trust-affiliated companies and by M&T Bank.

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